Exhibit 10.2

SEPARATION AND SERVICES AGREEMENT

This SEPARATION AND SERVICES AGREEMENT (the “Agreement”) is entered into by and between Bally Gaming, Inc. d/b/a Bally Technologies, and its affiliates and subsidiaries (the “Company”) and Robert C. Caller, on behalf of himself, his marital community and his respective heirs or assigns (“Caller”), and shall be effective on the date last signed by the parties, as indicated below.

WHEREAS, Caller has been a full-time employee, employed at-will by the Company, as Executive Vice President, Chief Financial Officer, and Treasurer; Caller and the Company wish to set forth terms and conditions of his transition to a part-time employment relationship with the Company, along with related rights and obligations of the parties; and, Caller and the Company wish to resolve all matters related to Caller’s full-time employment with the Company, on the terms and conditions expressed in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties, intending to be legally bound, agree as follows:

1.                                       Termination of Employment and Service Obligations.

1.1                                 Termination of Employment.  Caller and the Company agree that: (i) Caller’s  positions as Executive Vice President, Chief Financial Officer, and Treasurer of the Company, all other positions that Caller may hold as an officer and/or director of the Company or any of its subsidiaries or affiliates, the Letter Agreement letter dated March 9, 2006, and the First Amendment to Letter Agreement dated December 31, 2008 (collectively, the “Employment Agreement”), shall terminate effective as of August 12, 2010; and (ii) Caller shall continue to provide certain services, as more specifically set forth in Attachment A, as a full time employee of the Company until August 31, 2010, at which time Caller’s full-time employment with the Company shall terminate (the “Separation Date”).

1.2                                 Agreement for Services.  For a period of two years commencing on September 1, 2010 and ending on August 31, 2012, unless terminated earlier pursuant to Section 10.1 (the “Term”), Caller shall provide services to the Company as a part-time employee, all as more specifically described in Attachment A, and as the Company may reasonably request (made by either members of the Board of Directors or the Chief Executive Officer or their designees) from time to time, all at such location(s) as the Company may reasonably require.  Caller agrees to use his best skill, efforts and judgment in performing such services.  The Company and Caller agree and understand that the services performed by Caller under this Agreement shall not exceed 40 hours per month, unless previously agreed to by both parties in writing. Caller shall be entitled to accept other employment and pursue other activities and interests, so long as such employment, activities and interests do not otherwise breach Caller’s covenants and obligations under this Agreement and/or prevent or inhibit Caller from providing requested services to the Company.

2.                                       Payments; Benefits.

2.1                                 Compensation for Services.  So long as this Agreement has not been terminated by either party, the Company shall pay Caller cash compensation: (i) at an annual rate of $175,000 during the first year of the Term; and (ii) at an annual rate of $100,000 during the second year of the Term (collectively, the “Service Fees”), which Service Fees shall be payable in accordance with the Company’s regular payroll practices and subject to applicable withholding.

2.2                                 2010 MIP.  Caller shall be eligible to receive any bonus earned for fiscal year 2010 performance in accordance with the terms and conditions of the Management Incentive Program (MIP).  Caller shall not be entitled to earn any further payments under the MIP after fiscal year 2010.  In lieu of participating in the FY11 MIP, Caller will receive a gross lump sum cash payment of $50,000, payable by September 30, 2010.

2.3                                 Stock Options.  The Company agrees that any issued and outstanding stock options or restricted stock units granted to Caller under the Company’s equity incentive plans shall continue to vest, if the same have not already vested, and shall become exercisable until the termination of this Agreement, as more specifically provided in Section 10.1, at which time all then unvested stock options, if any, and unvested restricted stock units shall terminate, and all then vested stock options will remain exercisable for an additional period of one year (or such longer period set forth in the applicable equity incentive plan), at which time such vested stock options will terminate, all as further provided in the award agreements entered into between the Company and Caller.  Notwithstanding anything in this Section 2.3 to the contrary, in the event that the Company terminates Caller’s part-time employment  without a Breach at any time before the expiration of the Term, then  all unvested stock options, if any, and unvested restricted stock units shall immediately vest, all as further provided in the award agreements entered into between the Company and Caller, and all of Caller’s outstanding stock options will remain exercisable thereafter only until the first anniversary of such termination of employment.

2.4                                 Expenses. The Company agrees to reimburse Caller for all reasonable and necessary out-of-pocket business related expenses he incurs at the request of the Company, provided that Caller shall submit reasonable documentation of such expenses.

2.5                                 Benefits.  As a part-time employee, other than the Company’s 401(k) Savings Plan and Employee Stock Purchase Plan (ESPP), Caller shall not be entitled to participate in any of the Company’s employee benefit plans or programs from and after Separation Date, including, but not limited to the following:  a) short-term disability; b) long-term disability; c) basic life; d) accidental death and dismemberment; e) dependent life insurance; f) medical insurance.  Caller will still be eligible for participation in the Company’s 401(k) plan and ESPP in accordance with their terms and conditions.

2.6                                 Vacation Time.  As of the Separation Date, Caller shall no longer accrue vacation time.  Further, the Company shall pay to Caller the balance of Caller’s accrued and unused vacation time as of the Separation Date.  Any payments made to Caller pursuant to this Agreement shall be made in accordance with all applicable withholding deductions, and shall be payable in accordance with the Company’s standard payroll practice

2.7                                 No Other Benefits.  Except as provided in this Agreement, Caller shall not be entitled to receive any other payment, benefit or other form of compensation as a result of his full-time or part-time employment or his departure therefrom.  Specifically, Caller shall not be eligible for severance benefits under any plan, program or arrangement sponsored or funded by the Company, and he hereby waives any right to such benefit(s). Further, Caller agrees that, in connection with any appointments on management and supervisory boards for any affiliates or subsidiaries of the Company, and for any tasks performed in connection therewith, Caller shall not be entitled to any further remuneration and/or any other benefits.

3.                                       Restrictive Covenants.

3.1                                 Covenant Not to Compete.  During the Term and for a period of one year following the expiration or termination of this Agreement for any reason, Caller will not, directly or indirectly, whether as employee, owner, partner, agent,  officer, consultant, advisor, stockholder (except as the beneficial owner of not more than 3% of the outstanding shares of a corporation, any of the capital stock of which is listed on any national or regional securities exchange or quoted in the daily listing of over-the-counter market securities and, in each case, in which Caller does not undertake any management or operational or advisory role) or in any other capacity, for Caller’s own account or for the benefit of any person or entity, establish, engage, or be connected with any person or entity that is at the time engaged in the gaming equipment business or otherwise competitive with the Company.  Caller acknowledges and agrees that the scope of these non-compete provisions are unlimited geographically and that the scope and duration of the covenant are reasonable and fair; however, if a court of competent jurisdiction determines that this covenant is overbroad or unenforceable in any respect, the Company and Caller agree that the covenant shall be enforced to the greatest extent the court deems appropriate, and such court may modify this covenant to that extent.

3.2                                 Non-Solicitation.  Caller shall not, directly or indirectly, during the Term and through the date one year after the expiration or termination of this Agreement for any reason, hire or aid or endeavor to solicit or induce any employee or consultant of the Company to leave the service of the Company or to accept employment of any kind with any other person or entity.

3.3                                 Existing Obligations.  Notwithstanding anything to the contrary contained in this Agreement, Caller acknowledges that: (1) pursuant to his Employment Agreement, he has certain continuing obligations to the Company including, without limitation,  obligations with respect to non-competition, non-solicitation and confidentiality (the “Continuing Obligations”); (2) the terms and conditions of the Continuing Obligations are not modified by this Agreement; (3) the terms and conditions of the Continuing Obligations shall remain in full force and effect; and (4) he is not owed any additional remuneration in connection with these Continuing Obligations.

4.                                       Release of Claims.

4.1                                 Caller Release.  Caller hereby forever releases and discharges the Company, its employees, agents and attorneys (in their individual and representative capacities), from any and all claims, demands, losses, damages, actions, causes of action, suits, debts, promises, liabilities, obligations, liens, costs, expenses, attorney’s fees, indemnities, subrogations (contractual or equitable) or duties, of any nature, character or description whatsoever, arising from or relating to, directly or indirectly, Caller’s full-time employment with the Company or the Employment Agreement as of the Separation Date.  This release shall only apply to claims relating to Caller’s full-time employment with the Company prior to the Separation Date or the termination of Caller’s full-time employment with the Company, and shall not apply to obligations of the Company after the Separation Date pursuant to this Agreement.  This release of claims includes, but is not limited to, claims at law or equity or sounding in contract (express or implied) or torts arising under federal, state or local laws or the common law prohibiting age, sex, race, national origins, disability, veteran status or any other forms of discrimination (including, but not limited to, the  Nevada Civil Rights Act, the Nevada Wage Statute, the Nevada Constitution, the Nevada Fair Employment Practices Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967,the Labor Management Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Lilly Ledbetter Fair Pay Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act, the American with Disabilities Act , Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 , the Civil Rights Act of 1866, the Older Workers Benefit Protection Act, 42 U.S.C. § 1981, the National Labor Relation Act,  any common law or statutory cause of action arising out of Caller’s full-time employment or termination of full-time employment with the Company, and all amendments to the aforementioned statutes).

5.                                       Revocation Period.  This Agreement is enforceable when both parties have signed the Agreement.  The parties understand and acknowledge that Caller has seven calendar days following his execution of this Agreement to revoke his acceptance.  For revocation to be effective, notice of revocation must be received by the Company no later than 5:00 p.m. on the seventh calendar day after Caller signs the Agreement.  If Caller revokes this Agreement, it shall not be effective or enforceable, and neither party will be deemed to have released the other or to have waived any rights with respect to the matters addressed in this Agreement.

6.                                       Time to Review Agreement; Advice of Counsel.  Caller acknowledges that he received a copy of this Agreement for review on or before August 12, 2010 and was offered at least twenty-one days to review, consider and negotiate the provisions of this Agreement prior to execution (“Review Period”), however, in the event that Caller executes this Agreement prior to the expiration of the Review Period, Caller knowingly and voluntarily waives all rights to any further time for review remaining in the Review Period.  Caller also agrees that any modifications to the Agreement originally sent to him, whether considered or deemed to be material or immaterial, shall not restart the twenty-one (21) day consideration period. Caller is advised to consult with an attorney before signing this Agreement and acknowledges that he has been afforded an opportunity for counsel of his choosing to read and review it; that he has had the provisions fully explained to him by his counsel; and that he is signing this Agreement freely, voluntarily and with full knowledge of its terms and consequences.

7.                                       Confidential Information; Intellectual Property.  Caller shall hold in a fiduciary capacity for the benefit of the Company and its stockholders all secret, confidential, and proprietary information, knowledge, and data relating to the Company (and any of its subsidiaries or affiliates), obtained by Caller during his employment (whether part-time or full-time) or by reason of the scope of his services provided hereunder.  Other than is necessary in the business of the Company or the scope of his services, during the Term and after the expiration or termination of the this Agreement, Caller shall not directly or indirectly, without the prior written consent of the Company or except as may be required by law, communicate or divulge any such information to any person or entity.

Caller will promptly disclose to the Company all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not patentable, and the expressions of` all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not copyrightable (collectively, “Inventions”), conceived, developed, or first actually reduced to practice by him, related to his services under this Agreement.  Except for Inventions that Caller now owns, which are specifically described in a statement that has been separately executed by Caller and the Company and attached hereto as Attachment B, all Inventions that relate in any manner to the existing or contemplated business or research activities of the Company shall be the exclusive property of the Company.  Except as provided in Attachment B, Caller assigns to the Company his entire right, title, and interest in and to all such Inventions.  Caller will, at the Company’s request and expense, execute specific assignments to any Inventions and execute, acknowledge, and deliver patent applications and such other documents as the Company may reasonably request.

8.                                       Non-Disparagement.  Caller and the Company agree that during and after the Term, neither shall, publicly or privately, disparage or make any statements (written or oral) that could impugn the integrity, acumen (business or otherwise), ethics or business practices, of the other, except, in each case, to the extent (but solely to the extent) (i) necessary in any judicial or arbitral action to enforce the provisions of this Agreement or (ii) in connection with any judicial, regulatory or administrative proceeding to the extent required by applicable laws. For purposes of this Section 8, references to the Company include its officers, directors, employees, consultants and shareholders (which are reasonably known as such to Caller) on the date hereof and hereafter.

9.                                       Injunctive Relief; Jurisdiction.  Caller acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Caller breaches or threatens to breach his obligations under Sections 3, 5, 7, 8, and 9.  Accordingly, Caller agrees that the Company will be entitled, at the Company’s option, to injunctive relief, without the necessity of posting a bond against any breach or prospective breach by Caller of his obligations under this section, in any federal or state court of competent jurisdiction sitting in the State of Nevada, in addition to monetary damages and any other remedies available at law or in equity.

10.                                 Termination.

10.1                           This Agreement, the Term and Caller’s part-time employment with the Company hereunder shall terminate on the first to occur of: (i) on August 31, 2012; (ii) on Caller’s death; (iii) immediately as a result of a Breach (as defined below) by Caller; or (iv) on Caller’s resignation for any reason.  Except as provided in this Agreement, upon termination of this Agreement, for any reason, the Company’s obligations and the rights of Caller shall immediately terminate.  Except as set forth in this Agreement, upon termination of this Agreement for any reason the Company shall pay to Caller or his estate, as applicable, all amounts due and payable prior to the termination of the Agreement.  Unless otherwise provided herein, Sections 3, 5, 7, 8, 9, and 10 shall survive the termination of this Agreement.

10.2                           As used in this Agreement, “Breach” shall include, without limitation, (i) Caller’s engagement in conduct that materially harms the Company through an act of dishonesty or breach of fiduciary duty; (ii) Caller’s conviction of a felony; (iii) Caller’s failure or refusal to substantially perform any duties required in connection with this Agreement, which is not cured within 7 days after having received  notice of such failure or refusal to perform; (iv) Caller’s engagement in any conduct that the Company may construe as a risk; (v) failure to comply with any provisions of applicable law, including, but not limited to, any gaming statute or regulation of any government having jurisdiction over the Company or of any jurisdiction in which the Company may be doing business at any time, and (vi) any conduct that, in the Company’s reasonable judgment may materially and negatively affect the Company’s gaming licenses or approval in any jurisdiction.

11.                                 Entire Agreement; Assignment.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to such matters, unless specifically provided otherwise herein.  Without limiting the foregoing, and except as provided herein, the Employment Agreements will terminate on August 12, 2010, and thereafter be of no force or effect.  This Agreement may be modified or amended only with the written consent of both parties.  This Agreement is for Caller’s personal services and he may not assign, transfer, or delegate any duty or obligation to perform such services. Any such attempted assignment shall be null and void.

12.                                 Waiver.  Neither the failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof.

13.                                 Notice. All notices required by this Agreement must be in writing and must be delivered or mailed to the addresses given below or such other addresses as the parties may designate in writing.

Bally Gaming, Inc.	Robert C. Caller
6601 S. Bermuda Road	16 Blue Heron Drive
Las Vegas, Nevada 89119	Greenwood Village, Colorado 80121
Attention: General Counsel

14.                                 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.  This

Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the parties, and those signatures need not be affixed to the same copy.

15.                                 Governing Law.   The laws of the state of Nevada applicable to contracts made or to be wholly performed there (without giving effect to choice of law or conflict of law principles) shall govern the validity, construction, performance, and effect of this Agreement.

16.                                 Compliance with Section 409A.  The Company intends this Agreement to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”) or an exception thereto, but it does not warrant or guarantee such compliance. The terms of this Agreement shall be interpreted, to the fullest extent possible, to comply with Section 409A of the Code or an exception thereto. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.  Caller shall not have any right to make any election regarding the time or form of any payment due under the terms of this Agreement.  Further, Caller shall remain solely responsible for any adverse tax consequences imposed upon him by Section 409A, if any.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

BALLY GAMING, INC. d/b/a		CALLER
BALLY TECHNOLOGIES

/s/ Mark Lerner		/s/ Robert C. Caller
Robert C. Caller
Name:	Mark Lerner

Title:	Secretary	Date:	August 12, 2010

Date:	August 12, 2010

ATTACHMENT A

DESCRIPTION OF SERVICES

1)              Transition activities with new CFO

2)              New CFO, Finance Department, and Director of Internal Audit Mentoring/Coaching

3)              Internal Audit review and mentoring of Internal Audit leadership in order to assist with the smooth transition of the leadership in the Internal Audit Department.  Caller will provide monthly oversight of the Internal Audit function including, without limitation, reviewing completed reports (and supporting work papers, as considered necessary under the circumstances), reviewing the completion of the status of projects including, without limitation, compliance programs related to Sarbanes Oxley Section 404 with the Annual Plan, preparation of Internal Audit leadership for the quarterly Audit Committee of the Board of Directors’ meetings, and support with outside auditors as needed by the Company.

4)              Participation with Audit Committee of the Board of Director Audit Committee as requested.

5)              Special projects including international infrastructure, mergers and acquisitions and other projects as determined by the CEO and/or the Board of Directors or their designees.

6)              Investor Relations support

7)              Host customer and/or vendor entertainment activities when requested.

8)              Serve on the Compliance Committee.

ATTACHMENT B

EXCLUDED INVENTIONS

Golf Betting Management Software that is used to calculate individual and team betting amongst multiple players using a standard “Nassau” format including presses, two and four man team competitions, calculation of “Skins” both gross and net of handicap producing summarized results automatically by player for all types of bets entered into.